Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports Second Quarter 2013 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EDT, Today, July 30, 2013 -

CHAPEL HILL, N.C. – July 30, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the second quarter and six months ended June 30, 2013. The company will host a conference call and webcast at 4:30 p.m. EDT, today.

“Cempra achieved several significant milestones during the second quarter of 2013 that, in particular, clarify the path toward approval for solithromycin, said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “Our end-of-Phase 2 meeting with the FDA for solithromycin provided a very satisfactory outcome so that we now understand the expected regulatory path to an NDA submission for CABP. We are planning to initiate the IV-to-oral Phase 3 trial of solithromycin in CABP in the fourth quarter of 2013 based on that meeting. We have raised the necessary capital estimated to fund our solithromycin Phase 3 program in community-acquired bacterial infections, or CABP, through a follow-on equity offering. The Biomedical Advanced Research and Development Authority, or BARDA, is expected to fund the development of solithromycin to treat infections in pediatric populations and infections by bioterror threat pathogens. We are especially proud of our exclusive license and development agreement for solithromycin in the Japanese market with Toyama Chemical Co. Finally, we extended the potential exclusivity period for Taksta to 2029 and we continue to look forward to disclosing interim top-line results of the Taksta Phase 2 prosthetic joint infection, or PJI, study by the end of the year. We look forward to an exciting second half of 2013 as we move closer to bringing our differentiated antibiotics to market.”

Financial Results

Quarter ended June 30, 2013 compared to quarter ended June 30, 2012

Net loss in the quarter ended June 30, 2013, was $4.2 million, or $0.16 per share, compared to a net loss of $9.5 million, or $0.45 per share, for the same period in 2012.

For the quarter ended June 30, 2013, Cempra reported total revenue of $4.6 million, compared to no revenue for the same quarter in 2012. The total revenue in the second quarter 2013 was comprised of $4.3 million from a $10 million upfront payment from Toyama Chemical Co., Ltd, for exclusive license and development agreement for solithromycin in Japan and $232 thousand from the Biomedical

Advanced Research and Development Authority (BARDA) for the development of solithromycin to treat infections in pediatric populations and for the treatment of infections by bio-terror threat pathogens. The remaining $5.7 million of the upfront payment from the agreement with Toyama was recorded as deferred revenue on the balance sheet. The majority of the deferred revenue will be recognized as solithromycin is launched.

Research and development expense in the quarter ended June 30, 2013, was $6.3 million, a decrease of 15% compared to the same quarter in 2012. The lower R&D expense was primarily due to license and milestone payments to Scripps Research Institute and Optimer Pharmaceuticals during the second quarter of 2012, which did not recur in 2013. General and administrative expense was $2.1 million, a 17% increase compared to the quarter ended June 30, 2012, driven primarily by increased stock compensation expense, professional fees and increased staffing.

Six months ended June 30, 2013 compared to six months ended June 30, 2012

For the six months ended June 30, 2013, Cempra reported a net loss of $14.6 million, or $0.57 per share, compared to a net loss of $13.0 million, or $0.76 per share, for the comparable period in the six months ended June 30, 2012.

Revenue was $4.6 million, compared to no revenue for the same period in 2012.

Research and development expense was $13.7 million, an increase of 47% compared to the six months ended June 30, 2012. The increase was due to the initiation of both the oral solithromycin Phase 3 clinical trial in CABP and the Taksta Phase 2 clinical trial in PJI during the fourth quarter of 2012. General & Administrative expense was $4.7 million, a 72% increase compared to the six months ended June 30, 2012.

At June 30, 2013, Cempra had cash and equivalents of $121.6 million. The increase compared to December 31, 2012 was primarily due to proceeds from the public offering of common stock, the upfront payment from the signing of an exclusive license and development agreement for solithromycin with Toyama Chemical Co., Ltd. and a $5 million draw on a venture debt arrangement less operating costs incurred in the first six months of the year.

Second Quarter 2013 Highlights

—	Completed a public offering of common stock and a partial exercise of the over-allotment option leading to net proceeds of approximately $54.2 million

—	Awarded an up to $58 million contract to develop solithromycin for pediatric use and biodefense by the Biomedical Advanced Research and Development Authority (BARDA)

—	Signed an exclusive license and development agreement for solithromycin in Japan with Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation

—	Announced the results of an end-of-Phase 2 meeting on solithromycin with the FDA and provided guidance on the clinical program required for regulatory approval for solithromycin for CABP

—	Received patent allowance from the United States Patent and Trademark Office with claims directed to Cempra’s novel loading dose regimen for Taksta™

—

Presented data at the American Thoracic Society International Conference (ATS 2013) demonstrating the antibacterial and enhanced immunomodulatory activity of solithromycin versus levofloxacin in Cempra’s prior Phase 2 clinical trial in outpatients with CABP

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Presented data at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) in Berlin, demonstrating solithromycin’s potential to treat urogenital infections and combat challenging pathogens such as enterococci and Legionella pneumophila

Clinical program update

The company is focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur in the second half of 2013:

Solithromycin

—	4Q13: Initiation of the IV-to-oral Phase 3 clinical trial in CABP

Taksta

—	4Q13: Interim top-line results of the Phase 2 trial in PJI patients

Financial Guidance

Cempra expects its research and development expense to increase due to the initiation of clinical trials during the fourth quarter of 2012. The company’s cash and equivalents are expected to be sufficient to fund current operations through 2015, including the Phase 3 IV-to-oral trial of solithromycin, which is anticipated to be initiated in the fourth quarter of 2013. This projection does not include any funds from additional sources such as a partnership or the achievement of milestones under the Toyama Chemical agreement.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Second Quarter 2013 Financial Results Call, conference ID#: 16263207.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate, which is currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,

	2013	2012

ASSETS	(unaudited)
Current assets
Cash and equivalents	$121,632	$ 70,109
Receivable	232	-
Prepaid expenses	513	265

Total current assets	122,377	70,374

Furniture, fixtures and equipment, net	71	43
Deposits	322	321

Total assets	$122,770	$ 70,738

LIABILITIES
Current liabilities
Accounts payable	$1,974	$ 2,172
Accrued expenses	879	342
Accrued payroll and benefits	466	604
Deferred revenue	23	-
Warrant liability	691	-
Current portion of long-term debt	-	2,227

Total current liabilities	4,033	5,345

Deferred revenue	5,642	-
Long-term debt	14,283	7,623

Total liabilities	$23,958	$ 12,968

Commitments and contingencies

Shareholders’ Equity
Common stock; $.001 par value; 80,000,000 shares authorized and 24,903,774 and 33,177,712 issued and outstanding at December 31, 2012 and June 30, 2013	33	25

Addition paid-in capital	234,562	178,971

Deficit accumulated during the development stage	(135,783)	(121,226)

Total shareholders’ equity	98,812	57,770

Total liabilities and shareholders’ equity	$122,770	$ 70,738

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended June 30
	2013	2012
Revenues	$4,568	$-

Operating expenses
Research and development	6,327	7,424
General and administrative	2,082	1,777

Total operating expenses	8,409	9,201

Loss from operations	(3,841)	(9,201)

Other income (expense), net	(372)	(327)

Net loss and comprehensive loss	(4,213)	(9,528)

Accretion of redeemable convertible preferred shares	-	-

Net loss attributable to common shareholders	$(4,213)	$(9,528)

Basic and diluted net loss attributable to common shareholders per share	$(0.16)	$(0.45)

Basic and diluted weighted average shares outstanding	26,382	21,035

	Six Months Ended June 30
	2013	2012
Revenues	$4,568	$-

Operating expenses

Research and development	13,698	9,300

General and administrative	4,729	2,750

Total operating expenses	18,427	12,050

Loss from operations	(13,859)	(12,050)

Other income (expense), net	(699)	(628)

Net loss and comprehensive loss	(14,558)	(12,678)

Accretion of redeemable convertible preferred shares	-	(313)

Net loss attributable to common shareholders	$(14,558)	$(12,991)

Basic and diluted net loss attributable to common shareholders per share	$(0.57)	$(0.76)

Basic and diluted weighted average shares outstanding	25,647	17,143

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com